EXHIBIT 5.1 OPINION RE: LEGALITY
March 30, 2001


AutoFund Servicing, Inc.
James D. Haggard, President
3201 Cherry Ridge Dr., Suite 314
San Antonio, Texas 78230

Gentlemen,

         You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of AutoFund Servicing, Inc. (the "Company") Common Stock, par value $0.001 per share ("Common Stock") and Preferred Stock, par value $0.001 per share ("Preferred Stock"). We have reviewed the Company's Company Charter, Registration Statement on Form SB-2 ("Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

         We are of the opinion that upon the declaration of effectiveness of the Form SB-2 the Common and Preferred Stock, when sold, will be legally issued, fully paid and non-assessable.

         This Opinion has been prepared for the use of the Company in connection with its registration statement on Form SB-2, and we hereby consent to the filing of this Opinion as an exhibit to such registration statement and to our firm being referenced under the caption "Opinions of Experts."





                                                 Very truly yours,
                                                 /s/ Scott T. Orsini
                                                 ------------------
                                                    Scott T. Orsini